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                        CONFIDENTIAL TREATMENT REQUESTED

                    SERVICES, DEVELOPMENT AND LICENSE AGREEMENT


       This Agreement made this 15th day of December, 1997 (the "Effective Date"), is by and between Healtheon Corporation, a Delaware corporation with offices at 87 Encina Ave., Palo Alto, CA 94301 ("Healtheon") and Beech Street Corporation, a Georgia Corporation with offices at 173 Technology, Irvine, California 92618 ("BSC").

       WHEREAS, the parties have agreed to form an alliance to address the information technology needs of BSC, develop new applications designed to address the information service needs of companies providing managed care and other administrative services and pursue other ventures which may be of mutual interest to the parties. The parties hereby agree as follows:

1.     DEFINITIONS.

       1.1 "ADDITIONAL APPLICATIONS" shall mean those applications which are developed by Healtheon, but excluding the Developed Applications and the Healtheon Platform Software, which are designed to run on the Healtheon Platform.

       1.2 "BSH DIVISION" shall mean the division of Healtheon which shall be organized to perform the Services hereunder.

       1.3 "BSC CLIENT" shall mean those clients of BSC including but not limited to, health care medical providers (E.G., physicians, hospitals, other care facilities, and ancillary providers), third party administrators, preferred provider organizations, health maintenance organizations, employers, unions, governmental entities, credit card companies, reinsurance companies, health benefit or workers' compensation software vendors, and medical management vendors, which use BSC Managed Care Services or as to which BSC has incorporated such entities' services into BSC Managed Care Services.

       1.4 "BSC MANAGED CARE SERVICES" shall mean the following types of services provided by BSC to BSC Clients: personal health management (demand management), workers' compensation medical bill review, case management, pre-admission review, concurrent review, discharge planning, hospital bill audit, retrospective non-network bill review and fee negotiation, health care provider contracting and management, data reporting, computer operations, service bureau services, consulting and other support services and such other related new products/services that BSC shall develop subsequent to the execution of this Agreement. Notwithstanding the foregoing, Managed Care Services shall not include any service where the primary service provided by BSC is either (i) access to and/or use of the BSC On-Line Service to obtain repricing services or
(ii) other repricing services offered by BSC to BSC Clients which use all or a portion of the repricing functionality of the Developed Applications The Management Committee shall determine whether services based upon other functionality of the Developed Applications shall be excluded from the definition of "BSC Managed Care Services" at the time that the relevant specifications for such Developed Applications are being developed. Notwithstanding the foregoing, workers' compensation medical bill review services shall be included as part of the BSC Managed Care Services regardless of whether such services are offered alone or in conjunction with other BSC Managed Care Services.


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       1.5     "BSC ON-LINE SERVICE" shall mean the on-line service provided by
BSC to BSC Clients which incorporates all or a portion of the Developed Applications and any derivative works thereof.

       1.6 "DEVELOPED APPLICATIONS" shall mean those applications and any improvements thereto which are developed by Healtheon hereunder and which are designed to run on the Healtheon Platform, as more fully described on Exhibit B.

       1.7 "DEVELOPMENT WORK" shall mean the work to be performed hereunder by Healtheon to develop the Developed Applications.

       1.8 "END USER" shall mean any employee, partner, agent or other representative of (i) BSC, or (ii) a BSC Client; who is authorized to access the BSC On-Line Service in conjunction with obtaining BSC Managed Care Services.

       1.9 "HEALTHEON PLATFORM" shall mean the Healtheon Platform Software, as well as certain industry standard software applications, tools, and processes which provide the operating environment which enables the use of Healtheon developed applications as part of an on-line service which is accessible through the Internet by using industry standard web browsers.

       1.10 "HEALTHEON PLATFORM SOFTWARE" shall mean the proprietary operating system and other software which has been developed by Healtheon (but excluding the Developed Applications and the Additional Applications) which is part of the operating system of the Healtheon Platform.

       1.11 "SERVICES" shall mean those information technology services described on Exhibit A.

2.     PERFORMANCE OF THE SERVICES AND THE DEVELOPMENT WORK


       2.1 PERFORMANCE OF THE SERVICES. Healtheon, through personnel assigned to its BSH Division, shall perform the Services at certain sites controlled by BSC and/or Healtheon. The initial scope of the Services is set forth as Exhibit A. Exhibit A may be amended with the written consent of the parties.

       2.2 PERFORMANCE OF THE DEVELOPMENT WORK. Healtheon shall design, develop, test, and complete the Developed Applications. The specifications for each Developed Application shall be developed jointly and mutually approved by the parties. In conjunction with the development of each set of specifications, the parties shall jointly develop a mutually agreeable detailed project plan, which shall be attached hereto as Exhibit B. Such project plan shall describe, in a degree of detail reasonably satisfactory to the parties, all tasks and responsibilities required for the successful and timely completion of the development and delivery of the applicable Developed Applications, including the projected costs.

3.     PROJECT MANAGEMENT

       3.1 PERSONNEL RESOURCES. Healtheon and BSC shall each commit the number of qualified and experienced personnel which are reasonably necessary to perform their respective obligations under this Agreement and as further outlined in the project plan(s). Healtheon shall have the sole right and obligation to hire, supervise, manage, contract, direct, procure, perform or cause to be performed all work to be performed by Healtheon and its personnel hereunder. Healtheon, at its option, may engage third parties to render services in connection with the performance of the Services and/or Development Work contemplated hereunder, which may include engaging the services of certain BSC employees to


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provide certain information technology services. All Healtheon employees utilized to provide the Services shall have entered into Healtheon's standard form of employee nondisclosure agreement.

       3.2 PROJECT MANAGEMENT. Each party shall designate a project manager (the "Project Managers") and appropriate technical resource persons to coordinate the development and implementation of the project plan(s). The Project Managers shall be responsible for resolving any matters arising under this Agreement and the Services and Development Work contemplated hereunder. In the event that the Project Managers are not able to resolve a dispute, such dispute shall be resolved by the Management Committee, as described in Section 3.3.

       3.3     MANAGEMENT COMMITTEE.   The parties shall each designate an equal
number of management-level personnel to serve on the Management Committee. The Management Committee shall conduct status meetings on a monthly basis detailing the performance of the Services and Development Work during the prior four (4) week period and the work planned to be performed during the upcoming four (4) week period. The Management Committee shall be responsible for resolving any disputes which have not been resolved by the Project Managers. The Management Committee shall be responsible for determining whether services based upon the Developed Applications shall be included or excluded from the definition of "BSC Managed Care Services" for the purposes of this Agreement. If such services are not excluded, then the Management Committee shall be responsible for establishing the applicable financial arrangements, if any, pursuant to which such services may be offered by BSC.

       3.4 CHANGES TO SERVICES, DEVELOPMENT WORK AND PROJECT PLAN. The scope of the Services, the Development Work and the project plans shall not be changed in any material respect without the prior written agreement of the parties, which agreement shall not be unreasonably withheld.

4.     OWNERSHIP AND LICENSE RIGHTS.

       4.1 OWNERSHIP. BSC acknowledges and agrees that all of the work product produced or developed by Healtheon in connection with Healtheon's performance of the Services and/or Development Work to be provided hereunder, including, but not limited to, all technology of any nature whatsoever, all notes, records, drawings, designs, inventions, improvements, developments, discoveries, trade secrets and any copyrightable material, including but not limited, to the Developed Applications, and all patentable inventions, conceived, made or discovered by Healtheon, solely or in collaboration with others, during the period of this Agreement and which relate in any manner to the Services and/or Development Work to be performed hereunder or which Healtheon may be directed to undertake or investigate in performing the Services and/or the Development Work, including any derivative works of any of the foregoing (collectively the "Work Product"), is the sole property of Healtheon, but excluding BSC's contracts and contracted rates with BSC's providers, which may be incorporated into the Work Product. Subject only to the license rights to be granted by Healtheon to BSC in Section 5.1, below, BSC acknowledges and agrees that Healtheon shall have all proprietary rights in and to the Work Product, including, without limitation, all copyrights, patents and trade secret rights, all moral rights, all contract and licensing rights, and all claims and causes of action of any kind with respect to any of the foregoing, whether now known or hereafter to become known, and that Healtheon shall have the sole and exclusive right to use, modify and exploit the Work Product in any manner that Healtheon may choose.

       4.2 PROPRIETARY NOTICES. BSC shall not remove or alter any trademark, trade name, copyright, or other proprietary notices, legends, symbols, or labels appearing on or in materials pertaining to the Work Product. Each portion of the Healtheon documentation reproduced by BSC shall include the


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intellectual property notice or notices appearing in or on the corresponding portion of such materials as delivered by Healtheon hereunder.


5.     LICENSE AND SERVICE RIGHTS.

       5.1 LICENSE RIGHTS. In consideration for the development fees paid to Healtheon pursuant to Section 7.1, Healtheon hereby grants to BSC a nonexclusive and nontransferable, fully-paid, perpetual right and license, exercisable at BSC's primary operations site, to: (i) install, use, copy, modify, create derivative works and maintain the Developed Applications, in object code and source code form, solely as (a) part of the BSC On-Line Services which are offered to BSC Clients in conjunction with the BSC Managed Care Services obtained by such BSC Clients and to enable world-wide remote access by End Users in conjunction with the BSC On-Line Service and (b) for BSC's internal use in providing BSC Managed Care Services to BSC Clients, and (ii) use the Work Product (excluding the Developed Applications and any derivative works thereof) delivered to BSC by Healtheon hereunder in conjunction with the operations of BSC's Managed Care Services. BSC shall not use, sublicense or otherwise distribute the Healtheon Platform Software or the Work Product, including the Developed Applications and any derivative works thereof, in any other manner except as expressly stated herein. The BSC's primary operations site is anticipated to be in Irvine, California. BSC may from time to time designate another site to be its primary operations site by providing Healtheon with thirty (30) days' prior written notice of such redesignation. Notwithstanding the foregoing, BSC shall make no more than two (2) copies of the source code relating to the Developed Applications (the "Source Code") and shall restrict access to such Source Code to only those employees who require such access to enable BSC to use the Source Code as in the manner contemplated herein and otherwise secure and protect such Source Code consistent with its own practices regarding its most highly confidential information.

       5.2 OPTION TO LICENSE ADDITIONAL APPLICATIONS. Healtheon hereby agrees to grant to BSC a nonexclusive and nontransferable, right and license, to use the Additional Applications as may be licensed at the option of BSC, as part of the services to be offered to BSC Clients in conjunction with the BSC Managed Care Services, and to enable worldwide access to End Users in conjunction with
the BSC On-Line Service. The fee for such license shall be [     *     ] each
such Additional Application as may be licensed by BSC, net of any third-party royalty obligations. Each such license agreement for Additional Applications shall be on commercially reasonable terms and conditions. BSC shall not use, sublicense or otherwise distribute the Additional Applications in any other manner except as expressly stated herein.

       5.3 OPTION TO LICENSE HEALTHEON PLATFORM SOFTWARE. Subject to the payment of the license fee set forth below, Healtheon hereby grants to BSC a nonexclusive and nontransferable, right and license, exercisable at BSC's primary operational site, to use the Healtheon Platform Software as part of the Healtheon Platform to be deployed at BSC's primary operational site to run the Developed Applications and such Additional Applications which may be licensed from Healtheon, as part of the BSC On-Line service or other BSC Managed Care Service to be offered to BSC Clients in conjunction with the BSC Managed Care Services obtained by such BSC Client, and to enable world-wide access and use by End Users at remote locations in conjunction with the use of the BSC On-Line Service and to make a single back-up copy. The applicable
one-time, up front fee for such license shall be [     *     ] payable upon
such commercially reasonable terms as the parties may agree to at the time of BSC's exercise of its rights hereunder. BSC shall not have the right to use, sublicense or otherwise distribute the Healtheon Platform Software in any other manner except as

[ * ] CONFIDENTIAL TREATMENT REQUESTED

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expressly stated herein. BSC shall be solely responsible for the costs associated with acquiring all third-party hardware and software and implementation services necessary to deploy the Healtheon Platform at BSC's site. In the event the BSC exercises its rights hereunder, Healtheon shall make available to BSC maintenance services on such commercially reasonable terms and conditions as may be agreed to by the parties.

       5.4 OPTION TO USE HEALTHEON SERVICE. If, following the completion of the Developed Applications, BSC declines to use its licensed rights under
Section 5.1, Healtheon hereby agrees to enter into a Healtheon Service Agreement with BSC containing Healtheon's standard terms and conditions whereby Healtheon shall provide BSC and BSC Clients with access to an on-line service which includes the Developed Applications. Healtheon shall offer such service to BSC and the BSC Clients at a rate [ * ] as may be mutually agreed to by the parties, based upon the actual margins of the on-line service.

6.     THIRD-PARTY TECHNOLOGY AND LICENSE RIGHTS

       6.1 THIRD-PARTY TECHNOLOGY AND LICENSE RIGHTS. In order to perform the Services contemplated hereunder (but excluding Services relating solely to the Developed Applications), BSC represents that Healtheon will need to have access only to the third-party technology and software listed on Exhibit C which is licensed and/or deployed by BSC (the "Third-Party Technology and Software"). BSC hereby agrees to use commercially reasonable efforts to obtain, at its own expense, all necessary consents, licenses and/or assignments which may be necessary in order for Healtheon to perform the such Services. Healtheon shall use commercially reasonable efforts to cooperate with BSC to assist BSC in obtaining any necessary consents, licenses and/or assignments to Third-Party Technology and Software. In the event that any Development Work requires access to or use of any other third-party technology or software, the Management Committee shall be responsible for obtaining any necessary rights.


       6.2 BSC TECHNOLOGY AND LICENSE RIGHTS. During the term of this Agreement, BSC hereby grants to Healtheon a nonexclusive and nontransferable right and license to use, modify and copy all technology and software owned by BSC which is necessary for Healtheon to perform the Services and Development Work.

7.     FEES AND PAYMENT; GAIN SHARING

       7.1 FEES AND EXPENSES, PAYMENT. BSC shall pay Healtheon the Fees and Expenses, as set forth in Exhibit D for the Services and the Development Work to be performed hereunder (the "Fees"). Healtheon shall submit invoices to BSC on a bi-weekly basis for the Fees when due, corresponding to applicable payroll cycles. Invoices shall be due and payable within ten (10) days after receipt.

       7.2 OTHER EXPENSES. Healtheon shall have sole responsibility for payment of compensation to its personnel and shall pay and report, for all personnel assigned to perform services hereunder, federal and state income tax withholding, social security taxes, and unemployment insurance applicable to such personnel. Healtheon shall bear sole responsibility for any health or disability insurance, retirement benefits, or other welfare or pension benefits (if any) to which its own personnel may be entitled.

       7.3 REVENUE SHARING. In the event that BSC declines to use its licensed rights under Section 5.1 and Healtheon provides services in accordance with Section 5.4 for any current or future BSC Client

[ * ] CONFIDENTIAL TREATMENT REQUESTED


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which (i) utilizes any of the  Developed Applications and (ii) such BSC
Client has entered into a written contract for one or more of BSC's Managed Care Services (a "Qualified BSC Client"), then BSC shall pay to Healtheon the Applicable Percentage (as defined below) of Net Revenues (as defined below with respect to repricing services) with respect to each such Qualified BSC Client. "Net Revenues" shall mean the revenues received by BSC from a Qualified BSC Client for BSC Managed Care Services less any fees paid by BSC to any third party which facilitates the sale or delivery of BSC's Managed Care Services, including but not limited to leased network fees, broker fees, commissions paid to outside third parties, fees payable to Healtheon pursuant to Section 5.4, subcontractor vendor fees and other such reasonable and customary fees as may apply from time to time. The "Applicable Percentage"
with respect to BSC's repricing services shall be as follows: [     *     ]
The revenue sharing described above will be reviewed by the Management Committee periodically, and at least on an annual basis, to determine that the cost savings objectives are being achieved and to determine the appropriate applicable percentage for other BSC Managed Care Services which are performed through the Healtheon service as the applicable Developed Applications are deployed as part of the Healtheon service. Additionally if other significant cost savings are identified they will be reviewed by the Management Committee to determine appropriate sharing.

       7.4 THIRD-PARTY HARDWARE AND SOFTWARE. In the event that it is reasonably necessary for Healtheon to purchase or license any third-party hardware and/or software in order to perform the Services and/or the Development Work, the Project Managers shall determine whether such third-party hardware and/or software should be purchased and/or licensed by BSC or Healtheon and how the costs and ownership shall be allocated between the parties.

       7.5 TAXES. All Fees and payments are exclusive of all taxes, duties or levies, however designated or computed. BSC shall be responsible for and pay all taxes upon payments due under this Agreement including, but not limited to, sales, use, or value-added taxes, duties, withholding taxes and other assessments now or hereafter imposed on or in connection with this Agreement, exclusive of taxes based upon Healtheon's net income.

       7.6 AUDIT RIGHTS. Each of the parties shall have the right, exercisable no more frequently than once per calendar quarter and exercisable upon thirty (30) days prior written notice, to audit the appropriate books and records of the other party during regular business hours to review the calculations of the amounts payable pursuant to Section 7. The costs of such audit shall be borne by the auditing party, unless the results of such audit reveal an underpayment (or overpayment) of more than ten percent (10%) for a twelve month period, in which case the reasonable expenses of the auditing party shall be reimbursed by the other party. The parties shall promptly pay (or refund) to the other, the amounts of any underpayments (or overpayments).

8.     CONFIDENTIALITY

       8.1 CONFIDENTIAL INFORMATION. The parties acknowledge that in the course of performing under this Agreement, each party may be exposed to or acquire information which is proprietary to or confidential to the other party, its suppliers or customers ("Confidential Information"). Any and all such Confidential Information of one party in any form obtained by the other party or its employees, agents,

[ * ] CONFIDENTIAL TREATMENT REQUESTED


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or representatives in the performance of this Agreement shall be deemed to be confidential and proprietary information of such party. The parties agree to hold such Confidential Information in strict confidence, to only permit use of such Confidential Information by its employees and agents having a need to know in connection with performance under this Agreement, and not to copy, reproduce, sell, assign, license, market, transfer, give or otherwise disclose the Confidential Information of the other party to third parties or to use such Confidential Information for any purposes whatsoever, except as expressly contemplated by this Agreement, without the express written permission of the other party and to advise each of their employees, agents, and representatives of their obligations to keep such information confidential. Work Product shall be deemed to be the Confidential Information of Healtheon.

       8.2 EXCEPTIONS TO CONFIDENTIAL INFORMATION. Confidential Information shall not include information that (i) was, as of the time of its disclosure, or thereafter becomes part of the public domain through a source other than the receiving party; (ii) the receiving party can demonstrate was known to the receiving party as of the time of its disclosure; (iii) the receiving party can demonstrate was independently developed by the receiving party without use of the Confidential Information; or (iv) the receiving party can demonstrate was subsequently learned from a third party not under a confidentiality obligation to the providing party. In the event that a receiving party is required to disclose certain Confidential Information of a disclosing party pursuant to applicable law, court order or government authority, the receiving party shall provide reasonable notice to the disclosing party prior to such disclosure and shall cooperate with the disclosing party to obtain protection from such disclosure.

9.     REPRESENTATIONS AND WARRANTIES

       9.1 WARRANTIES FOR SERVICES AND THE DEVELOPMENT WORK. Healtheon hereby represents and warrants that (i) each person assigned to perform the Services and/or the Development Work shall have the proper skill, training and background so as to be able to perform the such Services and/or Development Work in a competent and professional manner and (ii) all Services and/or Development Work and any Work Product and other materials or documentation delivered under this Agreement shall have been completed in a thorough and professional manner. In the event of a breach of Healtheon's representations and warranties under this Section 9.1, Healtheon's sole obligation shall be to promptly correct any defects identified by BSC, provided that BSC provides Healtheon with written notice within thirty (30) days of becoming aware of the defective work.

       9.2 THIRD-PARTY TECHNOLOGY. BSC hereby represents and warrants that it has obtained all necessary consents, licenses and/or assignments with respect to the Third-Party Technology and Software which is licensed and/or deployed by BSC and which are necessary in order for Healtheon to perform the Services and Development Work to be performed hereunder.

       9.3 AUTHORITY. Healtheon and BSC each hereby represents and warrants to the other that it is duly organized and validly existing under the laws of the jurisdiction in which it is organized, in good standing therein, and has the power to enter into this Agreement and to perform its obligations hereunder and, furthermore, that the performance by it of its obligations under this Agreement has been duly authorized by all necessary corporate or other action and will not violate any provision of law or regulation or of any corporate charter or bylaws.

       9.4 INFRINGEMENT. Healtheon and BSC each hereby represents and warrants to the other that any information or technology provided by it to the other party in order to define the specifications or to accomplish the development objectives of this Agreement does not infringe, violate, misappropriate, or


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in any manner contravene or breach any U.S. patent or any trademark, copyright, trade secret right, license or other property, or proprietary right of any third party.

       9.5     NO IMPLIED WARRANTIES.  THE WARRANTIES STATED ABOVE IN THIS
SECTION 9 ARE THE ONLY WARRANTIES MADE BY EITHER PARTY. THE PARTIES DO NOT MAKE AND HEREBY DISCLAIM ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. THE PARTIES ACKNOWLEDGES THAT COMPLEX COMPUTER SOFTWARE AND SERVICES, SUCH AS THE DEVELOPED APPLICATIONS AND THE SERVICES, ARE RARELY FREE OF DEFECTS OR ERRORS AND HEALTHEON DOES NOT WARRANT THE SAME.

10.    LIMITATION OF LIABILITY

       EXCLUSION OF CERTAIN DAMAGES. [     *     ] UNDER NO CIRCUMSTANCES AND
UNDER NO LEGAL THEORY SHALL EITHER PARTY HAVE ANY LIABILITY FOR LOSS OF PROFITS, CONSEQUENTIAL, EXEMPLARY, INCIDENTAL OR PUNITIVE DAMAGES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

       10.2    LIMITATION OF LIABILITY.  [     *     ] IN NO EVENT SHALL
EITHER PARTY'S AGGREGATE LIABILITY FOR ALL MATTERS ARISING OUT OF THE SUBJECT
MATTER OF THIS AGREEMENT, WHETHER IN CONTRACT, TORT OR OTHERWISE [    *    ].
The remedies provided herein are the parties' sole and exclusive remedies.

11.    INDEMNIFICATION

       11.1 INDEMNIFICATION. Healtheon agrees to hold harmless and defend BSC from and against any and all claims, demands, suits, actions, or proceedings, arising out of any actual or alleged infringement by Healtheon of any copyright or any U.S. patent, trademark, or trade secret right or other proprietary right, with respect to the Work Product and Healtheon Platform Software, as delivered by Healtheon hereunder and used by BSC in accordance with the terms of this Agreement. BSC agrees to hold harmless and defend Healtheon from and against any and all claims, demands, suits, actions, or proceedings, arising out of any actual or alleged infringement by Healtheon of any copyright or any U.S. patent, trademark, or trade secret right or other proprietary right which arises out of BSC's failure to obtain any necessary consents, licenses, or assignments with respect to any Third-Party Technology or Software which has been licensed and/or deployed by BSC and which is necessary in order for Healtheon to perform the Services (but excluding Services relating solely to the Developed Applications).

       11.2 LIMITATIONS. Healtheon shall have no indemnity obligation for claims resulting from or alleged to result from (i) development work performed by Healtheon in compliance with BSC's specifications where Healtheon's method of compliance has been specifically compelled by the terms of BSC's specifications; or (ii) BSC's use of the Work Product in combination with any hardware or software not furnished by or authorized by Healtheon hereunder, if such combination is the cause of such claim and the Work Product is not material to the claim, or any modifications which have been made by BSC if such modification is the cause of the claim. In addition, Healtheon shall have no indemnity

[ * ] CONFIDENTIAL TREATMENT REQUESTED


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obligation for claims of infringement resulting or alleged to result from BSC's failure within a reasonable time frame to implement any replacement or modification which conforms to the requirements of Section 11.4 herein. BSC shall have no indemnity obligations for claims resulting from or alleged to result from Healtheon's breach of any Third-Party Technology or Software rights where appropriate consents, licenses and/or assignments were obtained and provided to Healtheon and Healtheon failed to adhere to the terms of applicable consents, licenses and/or assignments.

       11.3    PAYMENT AND COOPERATION. Subject to the limitations set forth in
Section 11.2 above, the indemnifying party shall pay all losses, damages, damages, settlements, expenses, costs and reasonable attorney's fees, incurred by the indemnified party arising out of the matters set forth in Section 11.1 provided that such payment shall be contingent on: (i) cooperation by the indemnified party with the indemnifying party in the defense and or settlement thereof, at the indemnifying party's expense; and (ii) allowing the Indemnifying Party to control the defense and all related settlement negotiations. The indemnified party shall give the indemnifying party prompt written notice of any such claim to enable the indemnifying party to defend or mitigate the claim.

       11.4 REMEDY. If, in the event of an infringement action pertaining to the Work Product, including the Developed Applications, and/or Healtheon Platform Software and BSC's use of the such Work Product and/or Healtheon Platform Software is disrupted, Healtheon shall, at its option, (i) provide BSC with access to software which is functionally equivalent to the infringing elements of the Work Product and/or Healtheon Platform Software as applicable, without additional charge; (ii) modify the infringing portions of the Work Product and/or Healtheon Platform Software, as applicable, to avoid the infringement; or (iii) obtain a license for BSC to continue use of such Work Product and/or Healtheon Platform Software, as applicable, for the term of the applicable license and pay, on an annual basis, if Healtheon elects not to acquire a perpetual license, the additional fee required for such license(s).

       11.5 LIMITATIONS. SECTION 11 SETS FORTH THE PARTIES' SOLE OBLIGATION, AND THE SOLE RECOURSE AGAINST THE OTHER PARTY IN THE EVENT OF ANY CLAIM OF INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.

12.    TERM AND TERMINATION

       12.1.   TERM.  This Agreement shall continue for a fixed term of five
(5) years from the date hereof (the "Term") unless terminated earlier under the provisions of this Section 12 or by the mutual agreement of the parties. Notwithstanding the foregoing, (i) the license granted in Section 5.1 shall have a perpetual term unless terminated earlier pursuant to Section 12.3 or 12.4, or by the mutual consent of the parties; and (ii) the license granted
in Section 5.3, if exercised, shall continue for a term of [     *     ] from
the Effective Date and shall renew automatically for successive additional
[     *     ] terms unless terminated earlier pursuant to Section 12.3 or
12.4, or by the mutual consent of the parties.

       12.2 TERMINATION FOR CONVENIENCE. Either party may terminate this Agreement upon one hundred-eighty (180) days prior written notice to the other
for any reason.   Promptly following the notice of termination the parties shall use good faith efforts to agree to a commercially reasonable transition plan which will enable the parties' to mitigate to on-going expenses during the notice period.

       12.3 TERMINATION BY EITHER PARTY FOR DEFAULT. If either party defaults in the performance of any material provision of this Agreement, then the non-defaulting party may give written notice to the defaulting party that if the default is not cured within thirty (30) days of such notice the Agreement will be terminated. If the non-defaulting party gives such notice and the default is not cured during the thirty

[ * ] CONFIDENTIAL TREATMENT REQUESTED


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

(30) day period, then the Agreement shall automatically terminate at the end of that thirty (30) day period.

       12.4 INSOLVENCY. Either party may terminate this Agreement by written notice to the other, and may regard the defaulting party as in default of this Agreement, if the defaulting party becomes insolvent, makes a general assignment for the benefit of creditors, suffers or permits the appointment of a receiver for its business or assets, becomes subject to any proceeding under any bankruptcy or insolvency law whether domestic or foreign, or has wound up or liquidated, voluntarily or otherwise.

       12.5 EFFECT OF TERMINATION. The provisions of Sections 7 (solely with respect to Fees and other payments which were due and payable as of the date of termination), 4, 8, 10, 11, and 13 (to the extent applicable) shall survive the termination of this Agreement for any reason. All other rights and obligations of the parties shall cease upon termination of this Agreement. In the event of a termination, neither party shall be entitled to any refund of the fees paid or cost incurred for the development performed hereunder. Provided that this Agreement is not terminated by Healtheon pursuant to either Section 12.3 or 12.4 or by BSC pursuant to Section 12.2, upon termination, Healtheon shall deliver to BSC a copy of each Developed Application which has been completed as of the date of termination, in source and object code form, and the related user documentation, and, in the event of the exercise of BSC's option pursuant to
Section 5.3, Healtheon shall deliver to BSC a copy of Healtheon Platform Software in object code form.

       12.6 RETURN OF MATERIALS. Within thirty (30) days after the termination of this Agreement, each party shall return to the other, all Confidential Information, and other material of any kind which is the property of the other party.

13.        GENERAL

       13.1 NO EXCLUSIVITY OR RESTRICTION ON OTHER ACTIVITY. Except as expressly set forth in this Agreement, nothing herein shall preclude either party from entering into agreements to obtain similar services or development work from third parties or from providing similar services or development work to third parties.

       13.2 RELATIONSHIP OF PARTIES. The relationship of the parties shall be that of independent contractors. Neither party will represent that it has any authority to assume or create any obligation, express or implied, on behalf of the other party, or to represent the other party as agent, employee, or in any other capacity, except as specifically provided herein.

       13.3 BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding on and inure to the benefit of the respective parties and their permitted successors and assigns. Neither party shall not transfer, assign, sublicense or subcontract any right or obligation hereunder, except as expressly provided herein. In the event of a change in control of BSC, BSC shall be permitted to assign this Agreement to the surviving or new corporation acquiring all or substantially all of the business and assets of BSC by merger, acquisition, consolidation or otherwise, with the prior written consent of Healtheon, which consent shall not be unreasonably withheld. BSC may assign its rights under this Agreement to an entity which is controlled by BSC with the prior written consent of Healtheon, which consent shall not be unreasonably withheld. It shall not be unreasonable for Healtheon to withhold its consent if any proposed assignment would materially increase Healtheon's obligations under this Agreement or materially increase the scope of BSC's rights (including but not limited to the grant of rights contained in Section 5) or if such proposed assignee is a competitor of Healtheon.

       13.4 NO WAIVER. Either party's failure to exercise any right under this Agreement shall not constitute a waiver of any other terms or conditions of this Agreement with respect to any other or subsequent breach, nor a waiver by such party of its right at any time thereafter to require exact and strict compliance with the terms of this Agreement.

       13.5 NOTICES. All notices or other communications which are required or permitted to be given hereunder shall be in writing and shall be sent to the address of the recipient set forth below or such other address as the recipient may designate by notice given in accordance with the provisions of this Section with copies to:


In the case of Healtheon:            In the case of BSC:

    Healtheon Corporation                Beech Street Corporation
    87 Encina Avenue                     173 Technology
    Palo Alto, California 94301          Irvine, California 92618
    Attn:  President                     Attn:  President and COO
    Copy to:  General Counsel            Copy to:  Chief Financial Officer

Any such notice shall be delivered by either (i) first class registered or certified airmail, postage prepaid, and shall be deemed to have been served forty-eight (48) hours after posting; or (ii) express courier service, service fee prepaid, and shall be effective upon delivery.

       13.6 APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

       13.7 SEVERABILITY. The invalidity of one or more phrases, sentences, clauses or articles contained in this Agreement shall not affect the remaining portions of this Agreement or any part thereof; and in the event that one or more phrases, sentences, clauses or articles shall be declared void or unenforceable this Agreement shall be amended to include only such portions of such phrases, sentences, clauses or articles that are not invalid, void or unenforceable.

       13.8 ENTIRE AGREEMENT; AMENDMENTS. This Agreement, along with the Exhibits attached hereto, sets forth the entire agreement between the parties and supersedes any other prior proposals, agreements and representations between them related to its subject matter, whether written or oral, including but not limited to the Letter of Intent between the parties. No modifications or amendments to this Agreement shall be binding upon the parties unless made in writing and duly executed by authorized officials of both parties.

       13.9 ATTORNEYS FEES. The prevailing party in any dispute shall be entitled to collect from the other party the prevailing party's reasonable attorneys' fees and costs in connection with the enforcement of this Agreement.

       13.10 NON-SOLICITATION OF EMPLOYEES. Neither party shall solicit the services or employment of any employee or agent of the other party for a period beginning at the Effective Date and ending on the termination date of this Agreement, without the prior written consent of the other party. The soliciting party, who violates this Section 13.10, shall pay to the other party an amount equal to one (1) year's salary for any solicited employee of the other party, as liquidated damages and not as a penalty. The amount of annual salary shall be the annual salary in effect at the date the employee was solicited. For purposes of this Section, the term "employee" means current or former employees of the other party who were employed by the other party at any time during the period beginning on the Effective Date and ending on the date on which the nonsolicitation period above terminates. Initiation by an individual of contact regarding employment or response by an individual to an advertisement or other generally available notice, shall not constitute solicitation.

       13.11 BANKRUPTCY. The parties agree that the Agreement and any related agreements are contracts under which Healtheon is a licensor of rights to intellectual property within the scope of Section 101 of the United States Bankruptcy Code and that BSC shall have all the rights of a licensee set forth in Section 365(n) of the Bankruptcy Code. Upon the commencement of a bankruptcy petition involving either party, the other party shall be entitled to retain and may fully exercise all rights and licenses available under the Bankruptcy Code.

       13.12 USE OF NAME. Neither party shall use the name of the other party, or refer to the other party, directly or indirectly, in any advertising, sales presentation, news release, information provided to any profession or trade publication, or any other promotional or informational material, for any purpose whatsoever, or in any manner indicate any endorsement or support of any product, without such party's prior written approval.

       13.13 RESIDUAL INFORMATION. Without prejudice to either party's proprietary rights, neither party shall be liable for using general ideas, concepts and know-how that may be gained as a result of exposure to or contact with the other party or its materials.

       13.14 ESCROW. Healtheon agrees that it will put the Healtheon Platform Software and the Developed Applications, as they are developed, in escrow with an independent escrow agent. The escrow agreement will be on terms and conditions which are mutually agreeable to parties.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first written above.


          Healtheon Corporation             Beech Street Corporation



By:   /s/                            By:  /s/
   --------------------------------     --------------------------------

Title: President & CEO               Title:  President & CEO
      -----------------------------        -----------------------------

Date:  12/15/97                      Date:   12/15/97
   --------------------------------     --------------------------------

                                     EXHIBIT A

                                      SERVICES


Healtheon will operate and maintain BSC's information technology infrastructure and data processing functionality and related services, including the following types of services, as necessary and agreed to by the parties:
     -    maintain hardware operations
     -    maintain software infrastructure
     -    maintain data network(s)
     -    desktop computing
     -    provide internal and external technical support
     -    provide project planning and management
     -    software installation
     -    hardware installation
     -    provide user technical support
     -    provide user training
     -    provide IT personnel management services
     -    provide IT consulting services
     -    provide custom software solution design and development services

                                     EXHIBIT B

                             DEVELOPMENT WORK OVERVIEW

Healtheon shall provide an engineering team staffed with up to forty engineers by December 31, 1998 to perform the general development tasks set forth below ( the "Development Team"). The Development Team will begin staffing during January, 1998 and is anticipated to be fully staffed by December 31, 1998. Unless otherwise agreed to by the parties, the Development Team will remain fully staffed during calendar years 1999, 2000 and 2001 and will reduce its staffing during calendar year 2002, depending upon the resources need to fulfill the Development Work in accordance with the project plans which are developed by the parties pursuant to Section 2.2. In the event that the applicable project plans, as they are agreed to by the parties pursuant to Section 2.2, require additional personnel resources, the parties will revise the Development Team staffing commitments hereunder. The Development Team will develop the following types of internet-based solutions, but not limited to, with the objective of creating a Network Computing PPO/Managed Care capability:

-    Claims Repricing
-    Integrated Provider Management System
-    Demand Management(Personal Health Management)
- Interfaces to internal and external systems (which are not "custom development")


Phase 1 of the Development Work will consist of developing appropriate Project Plans and related design specifications and cost estimates to be approved by Management Committee. The work products of this phase will consist of:
          1.   An overall Project Plan;
          2. Specific Project Plans and general specifications for Claims Repricing and Integrated Provider Management; and
          3. General specifications for the Demand Management service and internet integration of the Demand Management service.

Phase 1 is anticipated to take approximately sixty work days to complete with interim deliverables as tasks are completed and submitted to the Management Committee for approval.

                                       XHIBIT C

                         THIRD-PARTY TECHNOLOGY AND SOFTWARE

                                      EXHIBIT D

                                  FEES AND EXPENSES

1.   FEES AND EXPENSE FOR SERVICES AND "CUSTOM DEVELOPMENT" WORK.

     [     *     ] of the "costs" incurred by Healtheon which are associated with performing the Services and any "custom" development work performed on behalf of BSC.

     For the purposes of this Agreement, "Custom" development work shall mean any development work performed to meet BSC's own specifications which is not anticipated to be reusable for other Healtheon clients.

2.   FEES AND EXPENSE FOR DEVELOPMENT WORK FOR THE DEVELOPED APPLICATIONS

     [     *     ] of the "costs" incurred by Healtheon which are associated with developing the Developed Applications.

3.   DEFINITION OF "COST."

For the purposes of this Agreement "cost" shall be defined as follows:

     A. For employees/contractors assigned to perform the Services and/or Development Work on a full-time basis, "cost" will include direct expenses (such as salary, benefits, recruiting, consulting, travel, etc.), support expenses (rent, phone, computing, office expenses) and allocated expenses
(such as management, administration, other overhead cost, etc.).   The
average hourly loaded cost per employee is currently approximately
[     *     ] per hour.

     B. For Healtheon's employees that are not assigned to perform the Services and/or Development Work on a full-time basis, they will charge their time performing or supporting the Services and/or Development Work based on a set rate, which is subject to change based on the cost structure of Healtheon. The initial rates are :-

     Level 1   [     *     ] per hour
     Level 2   [     *     ] per hour
     Level 3   [     *     ] per hour

     C. For Healtheon's employees that are not generally assigned to perform the Services and/or Development Work on a regular basis, they will charge their time providing short term consulting services to this project based on a reduced
standard consulting rate.  The current rates, [     *     ] are :-

     Level 1   [     *     ] per hour
     Level 2   [     *     ] per hour
     Level 3   [     *     ] per hour

Cost for additional capital equipment or computer processing needed to perform the Services or Development Work will be invoiced separately.

[ * ] CONFIDENTIAL TREATMENT REQUESTED


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